                      Amendment to Employment Agreement and
                           Restricted Stock Agreement

These Amendments, made this 18th day of December, 1995 by and among Great Lakes Bancorp, A Federal Savings Bank, a federal savings bank ("the Bank"), TCF Financial Corporation, a Delaware corporation, ("TCF") and Robert J. Delonis, the "Employee".

     WHEREAS, the parties entered into an employment agreement dated February 9, 1995 (the "Employment Agreement") under which Employee serves as Director, as Chairman and as Chief Executive Officer of the Bank as well as a director of TCF, and a restricted stock award agreement dated February 9, 1995 (the "Award Agreement") under which Employee was awarded 33,333 shares of TCF Financial common stock;

     WHEREAS, the parties acknowledge that the scope of Employee's responsibilities are changing since the Employment Agreement and Award Agreement were signed and the parties wish to amend the Agreements in recognition of this;

     NOW THEREFORE, in consideration of the terms and conditions in these Amendments it is agreed as follows:

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     Except as specifically set forth in this Amendment, the terms of the Employment Agreement remain in full force and effect.

     1. Section 1 of the Employment Agreement is amended to read as follows in full:

          1. EMPLOYMENT. Effective December 18, 1995, the Employee is employed as Chairman of the Bank and shall render administrative and management services to the Bank such as are customarily performed by persons employed in this capacity. The Employee shall continue to devote his best efforts to the business of the Bank and its subsidiaries and affiliated companies, however it is understood that the duties of Chairman will not require substantially all of Employee's business time and Employee is also being compensated in part for his expertise, availability and duties performed outside the office. It is understood that many of Employee's duties will be performed outside of normal business hours and that time spent in the office will be on an "as needed" basis, which is expected to approximate two (2) days per week. The duties of Chairman will include:

               -  directing meetings of the Board of Directors of the Bank and
               its   subsidiaries;

               - preparing for, attending and participating in meetings of Committees of which Employee is a member or Chairman from time to time;

               - representing the Bank and TCF in the community in general civic and charitable activities;

               - representing the Bank and TCF in industry trade organizations and with the Federal Home Loan Bank of Indianapolis;


               - representing the Bank and TCF in business development opportunities;

               - providing services, as requested, in merger and acquisition discussions and analysis;

               -  providing services, as requested, in general business matters;

               - testifying on behalf of the Bank or TCF, as requested, in litigation arising from or related to Employee's employment;

               - with the advance approval of TCF and the Board of Directors of the Bank, service on boards of directors of other for profit and not for profit entities.

     It is understood that the duties of Employee at the time of this Amendment also include service on the Board of Directors of TCF, but that by entering into this Amendment the Employee waives any claim of right to be elected to the Board of TCF on an ongoing basis under Section 5.25 of the acquisition agreement between Great Lakes Bancorp and TCF (the "Acquisition Agreement") or otherwise. On and after the date of this Amendment it shall be solely in the discretion of the Board of TCF whether to renominate the Employee for an additional term or terms on such Board when his current term expires in 1997.

          2. Section 2 of the Employment Agreement is amended to add the following sentence at the end thereof:

                    Compensation under this Agreement shall not be reduced by any fees Employee earns from outside consulting or service on outside boards.

          3. Section 3 of the Employment Agreement is amended to delete stock options, stock awards, stock purchases and cash or stock bonuses from the list of future benefits to which Employee is entitled, but in all other respects the terms and benefits of Section 3 shall remain in effect. It is understood that this deletion does not impair Employee's rights under his existing Award Agreement. It is understood that Employee will be considered for a bonus under the Management Incentive Plan for 1995 (payable in 1996) but not thereafter.

          4. Section 8(a)(2) of the Employment Agreement is amended to provide that Employee is consenting to diminution of his prior duties as Chairman and Chief Executive Officer by entering into this Amendment, that Employee acknowledges this change in duties will not result in an involuntary termination of employment and that from and after the date of this Amendment any future diminution or interference or material change in Employee's duties shall be determined with reference to his duties as Chairman as set forth in this Amendment. Without limiting the foregoing, in the event that Employee is not renominated for membership of the Board of TCF when his current term expires in 1997, such action is also consented to and shall not be considered an involuntary termination of employment or material diminution or interference with Employee's duties under this Employment Agreement.



                             AMENDMENT TO RESTRICTED
                                 STOCK AGREEMENT

     Except as specifically set forth in this Amendment, the terms of the Award Agreement remain in full force and effect.

          1. Grantee acknowledges and consents to diminution of his duties from Chairman and Chief Executive Officer to Chairman only pursuant to the Amendment to his Employment Agreement dated, December 18, 1995, agrees that such change in duties will not result in an involuntary termination of employment, and agrees that the restrictions on the Shares under the Award Agreement remain in full force and effect and do not lapse as a result of this change in duties. Without limiting the foregoing, in the event that Employee is not renominated for membership of the Board of TCF when his current term expires in 1997, such action is also consented to and shall not be considered an involuntary termination of employment or material diminution or interference with Employee's duties under this Employment Agreement.

                 **********************************************

     Except as set forth herein, the terms and benefits of the Employment Agreement and the Award Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused these Amendments to the Employment Agreement and Award Agreement to be executed as of the date first above written.




                                   GREAT LAKES BANCORP

                                   By:  /s/ Barry N. Winslow
                                        -----------------------------
                                        Barry N. Winslow, President

                                   TCF FINANCIAL CORPORATION

                                   By:  /s/ Thomas A. Cusick
                                        ------------------------------
                                        Thomas A. Cusick, Vice Chairman

                                   EXECUTIVE

                                         /s/ Robert J. Delonis
                                         ------------------------------
                                         Robert J. Delonis